Exhibit 99.1

	Contacts:	Select Water Solutions Inc.
Garrett Williams – VP, Corporate Finance & Investor Relations
(713) 296-1010
FOR IMMEDIATE RELEASE		IR@selectwater.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
(713) 529-6600
WTTR@dennardlascar.com

Select Water Solutions Announces Fourth Quarter and Full Year 2024 Financial
 and Operational Results and Strategic Updates

Generated full year and fourth quarter 2024 consolidated revenue of $1.5 billion and $349 million, respectively

Water Infrastructure achieved full year 2024 revenues of $291 million, up 26% year-over-year, with gross profit up 62% year-over-year

Delivered full year and fourth quarter 2024 operating cash flows of $235 million and $68 million, respectively

Announces multiple new long-term contracted Water Infrastructure projects in the Permian backed by new 150,000+ acre dedication, anticipating $39 – $41 million of capital deployed

Announces new water rights and storage partnership in Colorado with $62 million initial investment targeting high-margin, ultra long-term municipal, industrial and agricultural supply contracts

Gainesville, TX – February 18, 2025 – Select Water Solutions, Inc. (NYSE: WTTR) (“Select” or the “Company”), a leading provider of sustainable water and chemical solutions, today announced its financial and operating results for the quarter and year ended December 31, 2024.

John Schmitz, Chairman of the Board, President and CEO, stated, “The fourth quarter concluded another record-setting year for Select, both operationally and financially. With another year of strong earnings, margin gains, record Adjusted EBITDA and steady free cash flow generation, we were able to invest in and grow our business organically, execute several strategic acquisitions, and pay out record dividends. Operating cash flow remained strong in 2024 at $235 million, and full year free cash flow of $78 million met our guided expectation of converting approximately 30% of our Adjusted EBITDA into free cash flow during the year.

"2024 also marked another year of tremendous progress accelerating the growth of our Water Infrastructure segment, with full year 2024 Water Infrastructure segment revenue and gross profit growing 26% and 62%, respectively, when compared to full year 2023. Operationally, we transported, recycled and disposed of record volumes across the business in 2024 and continue to see tremendous growth opportunities ahead for this segment. As we execute on our Water Infrastructure growth strategy, we continue to add a large portfolio of long-term contracts to the business while also increasing the proportion of our profitability coming from production-weighted revenues, as demonstrated by a 43% increase in disposal volumes year-over-year. This includes multiple new contracts signed during the fourth quarter, which add another 150,000 acres under long-term dedication. Overall, we have built a portfolio of more than 2.5 million acres under long-term dedication and right-of-first refusal agreements, a tremendous achievement for the team over the last couple of years. Importantly, these contracts, and the associated well inventory, underpin our long-term financial outlook, credit profile and financing options for the business. Accordingly, subsequent to year-end, we successfully closed on a new $550 million five-year senior secured sustainability-linked credit facility. This facility provides us with additional liquidity and flexibility as we continue to invest in and grow our business in the years to come.

“Looking forward to the 2025 macro activity environment, while we expect U.S. Lower 48 activity levels to be modestly down year-over-year, and flat-to-slightly-up from the second half of 2024, we maintain a high level of conviction around the continued growth opportunities in our Water Infrastructure segment, especially as oil and natural gas prices remain attractive at current levels for our customers. Additionally, we expect our Chemical Technologies segment to be able to grow revenues in 2025 and maintain our expectation to improve the margin profile of both the Chemical Technologies and Water Services segments in 2025. As we look for ways to further improve our margins and stabilize our cash flows, we will continue to evaluate our Water Services segment for underperforming or non-strategic operations for potential consolidation or divestment during 2025, which when combined with the macro activity outlook, we believe will likely result in modest revenue reductions in our Water Services segment year-over-year.

“Altogether, for the full year of 2025, we expect yet another record-setting year for Adjusted EBITDA and consolidated margins, with a robust trajectory throughout the year driving the second half of 2025 to be strongly improved compared to the first half of 2025. We anticipate that this growth will be led by gains in the Water Infrastructure segment where we expect revenues and gross profit to grow by another 15% – 25% on a year-over-year basis and we maintain our focus on our objective to propel our Water Infrastructure segment to reach 50% of our consolidated profitability on a standalone basis by the end of 2025.

“Our backlog of infrastructure projects is at an all-time high, and we expect a steady cadence of new contracts to be executed over the course of 2025, in addition to the projects actively under construction, including those announced today. While we expect the growth of the Water Infrastructure segment will result in increased capital expenditures year-over-year, including carryover from ongoing construction projects commenced during 2024, the cash flow properties of each of our three segments provide a reliable source of funding to aid in this growth.  For full year 2025, we are targeting net capital expenditures of $170 – $190 million, net of $10 – $20 million of asset sales. This includes approximately $50 – $60 million of maintenance capex, with the remaining primarily weighted towards high gross margin, long-term contracted growth capital projects within our Water Infrastructure segment.

“Although we experienced some seasonal weakness in the fourth quarter of 2024, we expect the first quarter activity trajectory to reflect a gradual ramp before hitting its stride in March and for the first quarter of 2025, delivering consolidated Adjusted EBITDA of $60 – $64 million. Our Water Services and Chemical Technologies segments are off to a good start in 2025, and these segments continue to generate strong free cash flow. On the Water Infrastructure side, with additional accretive project wins in the Northern Delaware Basin, we will have continued build out requirements alongside our ongoing pipeline and facility conversions over the first half of the year and will see a slower start in the first quarter than originally anticipated. The Water Infrastructure segment continues to lead the way, however, with strong operating margins and we expect the segment to see a solid growth trajectory throughout 2025, with a number of ongoing projects now set to come online during the second quarter, driving what we expect to be a strong second half of the year in line with our previous expectations.

“Operationally, in 2024 we moved more than 1.5 billion barrels of water in support of our customers’ traditional oil and gas development, a market-leading scale and breadth that continues to grow. At Select, we are foremost experts at sourcing, treating, moving, and storing water in the energy sector. However, I have always believed our expertise could and should provide opportunities to serve markets and customers outside of traditional energy operations as well. Accordingly, we are excited to announce the further enhancement and diversification of our Water Infrastructure platform with the expansion of our Colorado operations into the municipal, industrial and agricultural water solutions markets. We have partnered with key strategic and financial partners to consolidate one of the largest water rights and storage portfolios in the state of Colorado with rights to over 16,300 acre-feet of consumptive use water per year.  As a part of this consolidation, we also have storage options that we expect to convert and construct over time to bring online approximately 16,000 acre-feet of reservoir storage that would further enhance our water portfolio and ability to serve local customers.  This is a natural extension of our existing operations that should provide our shareholders with unique exposure as a land and resource owner to very high margin, ultra long-term contracted and durable cash flow streams.  We believe we can capitalize on our 15-plus years of experience managing large-scale water networks, including operational, automation, and commercialization capabilities, to advance into this new market opportunity.  Initially structured as an minority investment, we believe this fits well within our infrastructure growth strategy and can become a foundational part of our future business as we are scheduled to transition to majority owner and operator over time. We are proud to continue to support our local communities to bring them the water they greatly need to help support the growth of new companies and the creation of new jobs that will fuel local economic development areas across Colorado.

“To ensure this water remains available to our future customers in the long term, Select and its partners aim to establish ultra long-term, or perpetual, supply agreements over the next couple of years with a combination of municipal, industrial or agricultural customers.  While this represents a long-cycle business development opportunity, and the capital payback timing for these types of projects may approach twice the targeted length of Select’s recent energy-related infrastructure underwritings, this type of investment offers substantial differentiated benefits as well. The typical margins for a fully commercialized project such as this are well in excess of Select’s current Water Infrastructure margins and can be supported by escalating contracts of up to 50 years in duration. Because this asset is expected to be primarily underpinned by municipal customers with structured off-take and ratable pricing arrangements, the long-term risk profile and anticipated volatility of these assets are expected to be very low, which should provide very high quality, repeatable and predictable cash flows that can be financed efficiently, used to fund additional long-term growth or returned to shareholders over time.

“In summary, I was very pleased with our 2024 financial performance. More importantly, I believe with our continued organic infrastructure investments, M&A execution and enhanced balance sheet, we are well positioned to capitalize on additional opportunities ahead. I firmly trust in the infrastructure-oriented strategy we’ve undertaken and the incremental value it brings to our customers, our company and our shareholders. Ultimately, I believe that Select remains distinctively positioned in the traditional energy industry, and now beyond, to advance a unique integration of water and chemical technology solutions with high-margin, long-term contracted infrastructure,” concluded Schmitz.

Full Year 2024 Consolidated Financial Information

Revenue for full year 2024 was $1.5 billion as compared to $1.6 billion during full year 2023. Net income for full year 2024 was $35.5 million as compared to $79.2 million during full year 2023. Net income during the full year 2023 was benefited by a $61.9 million release of a valuation allowance associated with deferred tax assets, partially offset by tax receivable agreements expense of $38.2 million.

For full year 2024, gross profit was $219.5 million, as compared to $231.7 million during full year 2023. Total gross margin was 15.1% during full year 2024 as compared to 14.6% during full year 2023. Gross profit before depreciation, amortization and accretion (“D&A”) was $373.0 million for full year 2024 as compared to $370.5 million in full year 2023 while gross margin before D&A for full year 2024 was 25.7% as compared to 23.4% for full year 2023.

Selling, general and administrative expense (“SG&A”) during full year 2024 was $160.0 million as compared to $155.5 million during full year 2023. SG&A during full year 2024 and 2023 was impacted by non-recurring transaction and rebranding costs, primarily related to our acquisitions and corporate rebranding initiative, of $10.0 million and $20.5 million, respectively.

Adjusted EBITDA was $258.4 million during full year 2024 as compared to $258.3 million during full year 2023. Adjusted EBITDA during full year 2024 was impacted by $10.0 million of non-recurring transaction and rebranding costs, $3.6 million of non-cash losses on asset sales and $5.5 million in other adjustments. Non-cash compensation expense accounted for an additional $26.4 million adjustment during full year 2024. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income.

Fourth Quarter 2024 Consolidated Financial Information

Revenue for the fourth quarter of 2024 was $349.0 million as compared to $371.3 million in the third quarter of 2024 and $374.9 million in the fourth quarter of 2023. Net loss for the fourth quarter of 2024 was $2.1 million as compared to net income of $18.8 million in the third quarter of 2024 and $27.6 million in the fourth quarter of 2023. Net income during the fourth quarter of 2023 was benefited by a $61.9 million release of a valuation allowance associated with deferred tax assets partially offset by tax receivable agreements expense of $38.2 million.

For the fourth quarter of 2024, gross profit was $44.2 million, as compared to $62.4 million in the third quarter of 2024 and $54.6 million in the fourth quarter of 2023. Total gross margin was 12.7% in the fourth quarter of 2024 as compared to 16.8% in the third quarter of 2024 and 14.6% in the fourth quarter of 2023. Gross profit before D&A was $84.5 million for the fourth quarter of 2024 as compared to $101.4 million for the third quarter of 2024 and $90.6 million for the fourth quarter of 2023. Gross margin before D&A for the fourth quarter of 2024 was 24.2% as compared to 27.3% for the third quarter of 2024 and 24.2% for the fourth quarter of 2023.

SG&A during the fourth quarter of 2024 was $39.7 million as compared to $37.3 million during the third quarter of 2024 and $46.4 million during the fourth quarter of 2023. SG&A during the fourth and third quarters of 2024 and the fourth quarter of 2023 was impacted by non-recurring transaction and rebranding costs of $1.5 million, $0.6 million and $11.0 million, respectively.

Adjusted EBITDA was $56.2 million in the fourth quarter of 2024 as compared to $72.8 million in the third quarter of 2024 and $58.3 million in the fourth quarter of 2023. Adjusted EBITDA during the fourth quarter of 2024 was adjusted for $1.5 million of non-recurring transactions and rebranding costs, $1.1 million of impairments and abandonments, $0.5 million of non-cash losses in equity investments, and $2.1 million in other non-recurring adjustments. Non-cash compensation expense accounted for an additional $8.0 million adjustment during the fourth quarter of 2024.

Business Segment Information

The Water Infrastructure segment generated revenues of $76.8 million in the fourth quarter of 2024 as compared to $82.0 million in the third quarter of 2024 and $60.9 million in the fourth quarter of 2023. Gross margin before D&A for Water Infrastructure was 54.7% in the fourth quarter of 2024 as compared to 56.7% in the third quarter of 2024 and 43.3% in the fourth quarter of 2023.  Water Infrastructure revenues decreased 6.3% sequentially relative to the third quarter of 2024, a substantially smaller decline than originally anticipated, as certain key assets that were planned to be taken offline during the fourth quarter were taken offline later than originally anticipated in order to support continued customer activity throughout the fourth quarter. With the delay in these assets coming offline in the fourth quarter and the continued expansion requirements driven by multiple new contracts and acquisitions supporting the Company’s Northern Delaware network buildout, we expect to see a further deferral of certain revenues returning with key customers in the region until the second quarter. Accordingly, the Company anticipates Water Infrastructure revenues to modestly decrease by low single digit percentages during the first quarter of 2025 before seeing sharp double-digit percentage upward growth trajectories into the second and third quarters of 2025. Additionally, we anticipate gross margins before D&A remaining at or above 50% for both the first quarter and full year 2025.

The Water Services segment generated revenues of $209.3 million in the fourth quarter of 2024 as compared to $234.0 million in the third quarter of 2024 and $241.8 million in the fourth quarter of 2023.  Gross margin before D&A for Water Services was 16.4% in the fourth quarter of 2024 as compared to 20.5% in the third quarter of 2024 and 22.3% in the fourth quarter of 2023. The Water Services segment revenues decreased 10.6% sequentially, driven primarily by seasonal activity declines. For the first quarter of 2025, the Company expects revenues to increase by low-to-mid-single digit percentages, as activity steadily ramps throughout the first quarter with a strong exit rate headed into the second quarter. The Company expects gross margins before D&A of 21% – 22% during the first quarter of 2025 with the opportunity to improve further throughout 2025.

The Chemical Technologies segment generated revenues of $62.9 million in the fourth quarter of 2024 as compared to $55.3 million in the third quarter of 2024 and $72.3 million in the fourth quarter of 2023.  Gross margin before D&A for Chemical Technologies was 12.9% in the fourth quarter of 2024 as compared to 12.4% in the third quarter of 2024 and 14.1% in the fourth quarter of 2023. For the first quarter of 2025, the Company anticipates strong revenue growth of 10-15% and gross margins before D&A recovering to the 14% – 15% range, as research and development led new product initiatives drive market share gains and new customer wins.

Cash Flow and Capital Expenditures

Cash flow from operations for the full year 2024 was $234.9 million as compared to $285.4 million for the full year 2023. Cash flow from operations for the fourth quarter of 2024 was $67.8 million as compared to $51.9 million in the third quarter of 2024 and $83.2 million in the fourth quarter of 2023. Cash flow from operations during the full year of 2024 and the fourth quarter of 2024 benefited from a $3.4 million and $18.0 million decrease, respectively, in net working capital, including $32.3 million and $19.8 million, respectively, of inflows primarily from reduced accounts receivable balances.

Net capital expenditures for the full year 2024 were $157.3 million as compared to $119.0 million during the full year 2023, comprised of $173.2 million of capital expenditures partially offset by $15.8 million of cash proceeds from asset sales, including the divestment of underutilized equipment and real estate from previously acquired businesses. Net capital expenditures for the fourth quarter of 2024 were $51.5 million, comprised of $55.1 million of capital expenditures partially offset by $3.5 million of cash proceeds from asset sales. Free cash flow for full year 2024 and the fourth quarter of 2024 were $77.4 million and $16.2 million, respectively.

Additionally, cash flow from investing activities during the fourth quarter of 2024 was impacted by $2.8 million of asset acquisitions. During the fourth quarter of 2024, Select acquired surface ranchland in the Northern Delaware Basin to support its ongoing Water Infrastructure development projects for $2.5 million of cash consideration.

Cash flows from financing activities during the full year 2024 included $46.6 million of net inflows consisting of $85.0 million of net proceeds on our prior sustainability-linked credit facility, $29.7 million of dividends and distributions paid, and $7.9 million of Class A share repurchases. Cash flows from financing activities during the fourth quarter of 2024 included $4.3 million of net outflows consisting of $8.2 million of quarterly dividends and distributions paid partially offset by $5.0 million of net proceeds on our sustainability-linked credit facility.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $20.0 million as of December 31, 2024, as compared to $57.1 million as of December 31, 2023. The Company had $85.0 million of borrowings outstanding under its prior sustainability-linked credit facility as of December 31, 2024 and no outstanding borrowings outstanding as of December 31, 2023.

As of December 31, 2024 and December 31, 2023, the borrowing base under the prior sustainability-linked credit facility was $218.8 million and $267.4 million, respectively. The Company had available borrowing capacity under its prior sustainability-linked credit facility as of December 31, 2024 and December 31, 2023, of approximately $114.8 million and $250.3 million, respectively, after giving effect to outstanding borrowings and letters of credit totaling $19.0 million and $17.1 million as of December 31, 2024 and December 31, 2023, respectively.

Total liquidity was $134.8 million as of December 31, 2024, as compared to $307.4 million as of December 31, 2023. The Company had 100,341,695 weighted average shares of Class A common stock and 16,221,101 weighted average shares of Class B common stock outstanding during the fourth quarter of 2024.

On January 25, 2025 (the “Closing Date”) Select entered into a new 5-year sustainability-linked credit facility, which initially provides for $300 million of revolving commitments and $250 million of term loan commitments. Subject to obtaining commitments from existing or new lenders, Select has the option to increase the maximum amount under the sustainability-linked senior secured credit facility by $150.0 million for additional revolving commitments and $50.0 million for additional term commitments, in each case, during the first four years following the Closing Date. In connection with the entry into the new sustainability-linked credit facility, all outstanding obligations of Select under its prior sustainability-linked credit facility were repaid in full and the previous credit facility was terminated on the Closing Date.

Water Infrastructure Business Development and Acquisition Updates

Since the start of the fourth quarter of 2024, Select has executed multiple new long-term contracts for additional full life-cycle produced water gathering, recycling and distribution infrastructure projects in the Permian Basin. Additionally, Select has executed on the acquisition of a gathering pipeline system to interconnect to one of the new projects and surface ranchland to support additional future development. The combined capital expenditures associated with these new projects and acquisitions is expected to be $39 million – $41 million, with each project anticipated to be online in the first half of 2025.

Northern Delaware Basin Produced Water Recycling Project Expansion

During the fourth quarter of 2024, Select signed a 15-year agreement for the construction and expansion of recycling and pipeline infrastructure for a large operator in the Northern Delaware Basin, extending Select’s existing Lea County, New Mexico gathering, recycling and distribution infrastructure.  To support the agreement, Select plans to construct a new recycling facility, adding up to 120,000 barrels per day of throughput capacity and up to two million barrels of storage capacity. The new facility is expected to be connected via approximately 22 miles of large diameter treated produced water distribution and produced water gathering pipelines. Additionally, Select entered into a long-term agreement to perform last-mile water transfer logistical services from the facility and pipelines directly to the operator’s pad sites. This agreement is supported by an approximately 31,000 acre dedication for the gathering and recycling of produced water and the delivery of treated produced water. We expect construction to be complete and the pipelines and recycling facilities to be operational by the end of the second quarter of 2025.

Northern Delaware Acquisitions

In the fourth quarter of 2024, Select acquired approximately 2,100 acres of surface ranchland in the Northern Delaware basin to support future additional recycling facility and infrastructure development. Additionally, in January 2025, Select acquired a 6-mile produced water gathering pipeline with 45,000 barrels of throughput capacity in Lea County, New Mexico. In conjunction with the acquisition, Select received a 10-year takeaway agreement to be the primary disposal partner in the area. This pipeline will tie into Select’s latest Northern Delaware Basin recycling expansion project that was contracted in the fourth quarter of 2024, thereby supporting multiple new contracted customers with a more integrated system.

Central Basin Platform Produced Water Recycling Project

During the fourth quarter of 2024, Select signed a 7-year agreement with a large public independent operator for the construction of a greenfield recycling facility in the Central Basin Platform area of the Permian Basin. The facility will include 120,000 barrels per day of recycling capacity and 1.5 million barrels of storage capacity. The anchor customer for this facility is an existing customer and one that Select has successfully developed multiple recycling and water infrastructure facilities in both the Midland and Delaware Basins. This agreement is supported by an approximately 124,000 acre produced water recycling area dedication. Construction is expected to be completed and the recycling facility to be operational in the second quarter of 2025.

Colorado Water Rights and Storage Consolidation

On February 14th, 2025, Select, through its wholly-owned subsidiary Select Water Reuse, LLC, entered a new partnership arrangement through AV Farms, L.P., as limited partner, and AV Farms Management, LLC, as general partner (together, “AV Farms”).  AV Farms has been formed to consolidate one of the largest water rights and storage portfolios in Colorado, focused on the Arkansas River Valley region in central Colorado. Operating in a geography where Select already operates and one of the regions most impacted by drought and water availability, Select and its partners plan to further build out the required infrastructure, automation, storage, and operations to allow this scarce resource to reach those in need.

In conjunction with the formation, AV Farms has consolidated from across ten discrete contributing entities approximately 16,300 water shares, including 7,054 shares of stock in the Fort Lyon Canal Company, 5,324 shares of stock in the Lower Arkansas Water Management Association, and 3,911 shares of stock in the Lamar Canal Company, equivalent to approximately 16,300 acre-feet of annual consumptive use, as well as real property, reservoir storage assets, and reservoir storage options. The current initial phase of investment is expected to be followed with further expansion in both water rights and reservoir storage capacity, along with the continued connectivity of these water shares to communities and customers.

To accomplish this growth and expansion, AV Farms will partner closely with municipal, industrial and agricultural customers in the region to supply much needed water to the local communities and companies to relieve water scarcity, drive economic growth and support job development. This asset leverages some of Select’s core capabilities including managing Colorado water rights, operating water reservoirs, managing water movement through surface application and pipelines, and cost-efficient remote operations. This is a logical extension of Select’s existing business into a new, high-value market to provide stable and increasing margins over time.

Upon its initial $62 million investment, Select will own approximately 35% of the limited partnership and 25% of the general partner. Select intends to exclusively contribute up to $84 million of additional capital investment required for subsequent water rights acquisitions and infrastructure buildout upon the successful execution of long-term contracts, which would allow Select to ratably increase its ownership position in the limited partnership to more than 56% over time.

Fourth Quarter Earnings Conference Call

In conjunction with today’s release, Select has scheduled a conference call on Wednesday, February 19, 2025, at 11:00 a.m. Eastern time / 10:00 a.m. Central time.  Please dial 201-389-0872 and ask for the Select Water Solutions call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address https://investors.selectwater.com/events-presentations/current.  A telephonic replay of the conference call will be available through March 5, 2025, and may be accessed by calling 201-612-7415 using passcode 13751345#.  A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Water Solutions, Inc.

Select is a leading provider of sustainable water and chemical solutions to the energy industry. These solutions are supported by the Company’s critical water infrastructure assets, chemical manufacturing and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the Company’s continued success.  For more information, please visit Select’s website, https://www.selectwater.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “could,” “believe,” “anticipate,” “expect,” “intend,” “project,” “will,” “estimates,” “preliminary,” “forecast” and other similar expressions. Examples of forward-looking statements include, but are not limited to, the expectations of plans, business strategies, objectives and growth, projected financial results and future financial and operational performance, expected capital expenditures, our share repurchase program and future dividends. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include the risks that the benefits contemplated from our recent acquisitions may not be realized, the ability of Select to successfully integrate the acquired businesses’ operations, including employees, and realize anticipated synergies and cost savings and the potential impact of the consummation of the acquisitions on relationships, including with employees, suppliers, customers, competitors and creditors. Factors that could materially impact such forward-looking statements include, but are not limited to: the global macroeconomic uncertainty related to the Russia-Ukraine war and related economic sanctions; the conflict in the Israel-Gaza region and related hostilities in the Middle East, including heightened tensions with Iran; the ability to source certain raw materials and other critical components or manufactured products globally on a timely basis from economically advantaged sources, including any delays and/or supply chain disruptions due to increased hostilities in the Middle East; actions by the members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations, which may be exacerbated by the recent Middle East conflicts; the severity and duration of world health events, and any resulting impact on commodity prices and supply and demand considerations; the impact of central bank policy actions, such as sustained, elevated  interest rates in response to, among other things, high rates of inflation, and disruptions in the bank and capital markets; the degree to which consolidation among our customers may affect spending on U.S. drilling and completions activity; changing U.S. and foreign trade policies, including increased trade restrictions or tariffs; the level of capital spending and access to capital markets by oil and gas companies, trends and volatility in oil and gas prices, and our ability to manage through such volatility; the impact of current and future laws, rulings and governmental regulations, including those related to hydraulic fracturing, accessing water, disposing of wastewater, transferring produced water, interstate freshwater transfer, chemicals, carbon pricing, pipeline construction, taxation or emissions, leasing, permitting or drilling on federal lands and various other environmental matters; the impact of regulatory and related policy actions by federal, state and/or local governments, such as the Inflation Reduction Act of 2022,  that may negatively impact the future production of oil and gas in the U.S., thereby reducing demand for our services; the impact of advances or changes in well-completion technologies or practices that result in reduced demand for our services, either on a volumetric or time basis; changes in global political or economic conditions, generally, including as a result of the fall 2024 presidential election and any resultant political uncertainty, and in the markets we serve, including the rate of inflation and potential economic recession; and other factors discussed or referenced in the “Risk Factors” section of our most recent Annual Report on Form 10-K and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share data)

	Three months ended,			Year ended December 31,
	Dec 31, 2024	Sept 30, 2024	Dec 31, 2023	2024	2023
Revenue
Water Services	$209,323	$234,019	$241,751	$901,657	$1,032,896
Water Infrastructure	76,811	82,017	60,852	290,900	229,970
Chemical Technologies	62,913	55,313	72,257	259,518	322,487
Total revenue	349,047	371,349	374,860	1,452,075	1,585,353
Costs of revenue
Water Services	174,995	186,041	187,731	720,876	814,609
Water Infrastructure	34,797	35,503	34,473	137,573	138,191
Chemical Technologies	54,771	48,450	62,061	220,617	262,078
Depreciation, amortization and accretion	40,300	38,906	36,037	153,543	138,813
Total costs of revenue	304,863	308,900	320,302	1,232,609	1,353,691
Gross profit	44,184	62,449	54,558	219,466	231,662
Operating expenses
Selling, general and administrative	39,749	37,268	46,401	159,978	155,548
Depreciation and amortization	737	661	430	3,404	2,276
Impairments and abandonments	1,146	—	1,053	1,237	12,607
Lease abandonment costs	(53)	5	(31)	358	42
Total operating expenses	41,579	37,934	47,853	164,977	170,473
Income from operations	2,605	24,515	6,705	54,489	61,189
Other income (expense)
Gain (loss) on sales of property and equipment and divestitures, net	924	1,624	(1,898)	3,255	(210)
Interest expense, net	(1,761)	(1,906)	(103)	(6,965)	(4,393)
Tax receivable agreements expense	(836)	—	(38,187)	(836)	(38,187)
Other	(255)	(78)	(58)	(573)	2,424
Income (loss) before income tax (expense) benefit and equity in (losses) income of unconsolidated entities	677	24,155	(33,541)	49,370	20,823
Income tax (expense) benefit	(2,305)	(5,852)	61,264	(13,568)	60,196
Equity in (losses) income of unconsolidated entities	(506)	507	(84)	(352)	(1,800)
Net (loss) income	(2,134)	18,810	27,639	35,450	79,219
Less: net loss (income) attributable to noncontrolling interests	494	(3,019)	(44)	(4,806)	(4,816)
Net (loss) income attributable to Select Water Solutions, Inc.	$(1,640)	$15,791	$27,595	$30,644	$74,403

Net (loss) income per share attributable to common stockholders:
Class A—Basic	$(0.02)	$0.16	$0.28	$0.31	$0.73
Class B—Basic	$—	$—	$—	$—	$—

Net (loss) income per share attributable to common stockholders:
Class A—Diluted	$(0.02)	$0.15	$0.27	$0.30	$0.72
Class B—Diluted	$—	$—	$—	$—	$—

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

	As of December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$19,978	$57,083
Accounts receivable trade, net of allowance for credit losses	281,569	322,611
Accounts receivable, related parties	150	171
Inventories	38,447	38,653
Prepaid expenses and other current assets	45,354	35,541
Total current assets	385,498	454,059
Property and equipment	1,405,486	1,144,989
Accumulated depreciation	(679,832)	(627,408)
Total property and equipment, net	725,654	517,581
Right-of-use assets, net	36,851	39,504
Goodwill	18,215	4,683
Other intangible assets, net	123,715	116,189
Deferred tax assets	46,339	61,617
Other long-term assets, net	30,010	24,557
Total assets	$1,366,282	$1,218,190
Liabilities and Equity
Current liabilities
Accounts payable	$39,189	$42,582
Accrued accounts payable	76,196	66,182
Accounts payable and accrued expenses, related parties	4,378	4,086
Accrued salaries and benefits	29,937	28,401
Accrued insurance	24,685	19,720
Sales tax payable	2,110	1,397
Tax receivable agreements liabilities	93	469
Accrued expenses and other current liabilities	40,137	33,511
Current operating lease liabilities	16,439	15,005
Current portion of finance lease obligations	211	194
Total current liabilities	233,375	211,547
Tax receivable agreements liabilities	38,409	37,718
Long-term operating lease liabilities	31,092	37,799
Long-term debt	85,000	—
Other long-term liabilities	62,872	38,954
Total liabilities	450,748	326,018
Commitments and contingencies
Class A common stock, $0.01 par value	1,031	1,022
Class B common stock, $0.01 par value	162	162
Additional paid-in capital	998,474	1,008,095
Accumulated deficit	(206,147)	(236,791)
Total stockholders’ equity	793,520	772,488
Noncontrolling interests	122,014	119,684
Total equity	915,534	892,172
Total liabilities and equity	$1,366,282	$1,218,190

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three months ended,			Year ended December 31,
	Dec 31, 2024	Sept 30, 2024	Dec 31, 2023	2024	2023
Cash flows from operating activities
Net (loss) income	$(2,134)	$18,810	$27,639	$35,450	$79,219
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	41,037	39,567	36,467	156,947	141,089
Deferred tax expense (benefit)	1,929	5,650	(61,959)	12,500	(61,959)
Tax receivable agreements expense	836	—	38,187	836	38,187
(Gain) loss on disposal of property and equipment and divestitures	(924)	(1,624)	1,898	(3,255)	210
Equity in losses (income) of unconsolidated entities	506	(507)	84	352	1,800
Bad debt (recovery) expense	(797)	(472)	1,204	58	5,191
Amortization of debt issuance costs	123	122	123	489	489
Inventory adjustments	(110)	(95)	1,792	(638)	2,349
Equity-based compensation	7,999	5,799	4,582	26,358	17,369
Impairments and abandonments	1,146	—	1,053	1,237	12,607
Other operating items, net	167	(41)	506	1,093	(450)
Changes in operating assets and liabilities
Accounts receivable	17,872	(2,415)	31,833	46,883	102,300
Prepaid expenses and other assets	1,904	(15,536)	12,068	(14,590)	(6,729)
Accounts payable and accrued liabilities	(1,787)	2,618	(12,284)	(28,834)	(46,317)
Net cash provided by operating activities	67,767	51,876	83,193	234,886	285,355
Cash flows from investing activities

Purchase of property and equipment	(55,073)	(35,204)	(33,465)	(173,153)	(135,866)
Purchase of equity-method investments	—	—	—	—	(500)
Acquisitions, net of cash and restricted cash received	(2,841)	(8,650)	(4,275)	(161,279)	(17,693)
Proceeds received from sales of property and equipment	3,534	3,730	5,511	15,809	16,891
Net cash used in investing activities	(54,380)	(40,124)	(32,229)	(318,623)	(137,168)
Cash flows from financing activities
Borrowings from revolving line of credit	15,000	7,500	—	165,000	105,250
Payments on revolving line of credit	(10,000)	(17,500)	—	(80,000)	(121,250)
Payments of finance lease obligations	(68)	(49)	(43)	(231)	(98)
Dividends and distributions paid	(8,212)	(7,012)	(7,017)	(29,745)	(24,924)
Proceeds from share issuance	50	—	—	50	—
Distributions to noncontrolling interests	—	—	—	—	(1,581)
Contributions from noncontrolling interests	—	—	—	—	5,950
Repurchase of common stock	(589)	(171)	(11,865)	(7,912)	(61,770)
Payments under tax receivable agreement	(521)	—	—	(521)	—
Net cash (used in) provided by financing activities	(4,340)	(17,232)	(18,925)	46,641	(98,423)
Effect of exchange rate changes on cash	(7)	1	1	(9)	(3)
Net increase (decrease) in cash and cash equivalents	9,040	(5,479)	32,040	(37,105)	49,761
Cash and cash equivalents, beginning of period	10,938	16,417	25,043	57,083	7,322
Cash and cash equivalents, end of period	$19,978	$10,938	$57,083	$19,978	$57,083

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation, amortization and accretion (“D&A”), gross margin before D&A and free cash flow are not financial measures presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation, amortization and accretion. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment and abandonment charges or asset write-offs pursuant to GAAP, plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains), plus/(minus) losses/(gains) on unconsolidated entities and plus tax receivable agreements expense less bargain purchase gains from business combinations. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. We define free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment, plus proceeds received from sale of property and equipment. EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation,  amortization and accretion) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit and gross margin are the GAAP measures most directly comparable to gross profit before D&A and gross margin before D&A, respectively. Net cash provided by (used in) operating activities is the GAAP measure most directly comparable to free cash flow. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A or free cash flow in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

For forward-looking non-GAAP measures, the Company is unable to provide a reconciliation of the forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measure as the information necessary for a quantitative reconciliation, including potential acquisition-related transaction and rebranding costs as well as the purchase price accounting allocation of the recent acquisitions and the resulting impacts to depreciation, amortization and accretion expense, among other items is not available to the Company without unreasonable efforts due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy at this time.

The following table presents a reconciliation of free cash flow to net cash provided by operating activities, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended
	Dec 31, 2024	Sept 30, 2024	Dec 31, 2023
		(unaudited) (in thousands)
Net cash provided by operating activities	$67,767	$51,876	$83,193
Purchase of property and equipment	(55,073)	(35,204)	(33,465)
Proceeds received from sale of property and equipment	3,534	3,730	5,511
Free cash flow	$16,228	$20,402	$55,239

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,			Year Ended December 31,
	Dec 31, 2024	Sept 30, 2024	Dec 31, 2023	2024	2023
	(unaudited)			(unaudited)
	(in thousands)			(in thousands)
Net (loss) income	$(2,134)	$18,810	$27,639	$35,450	$79,219
Interest expense, net	1,761	1,906	103	6,965	4,393
Income tax expense (benefit)	2,305	5,852	(61,264)	13,568	(60,196)
Depreciation, amortization and accretion	41,037	39,567	36,467	156,947	141,089
EBITDA	42,969	66,135	2,945	212,930	164,505
Tax receivable agreements expense	836	—	38,187	836	38,187
Impairments and abandonments	1,146	—	1,053	1,237	12,607
Non-cash loss on sale of assets or subsidiaries	61	368	518	3,609	3,350
Non-recurring severance expenses	—	—	—	648	—
Non-cash compensation expenses	7,999	5,799	4,582	26,358	17,369
Transaction and rebranding costs	1,533	710	10,934	10,038	20,447
Lease abandonment costs	(53)	5	(31)	358	42
Other non-recurring charges	1,243	240	2	2,029	6
Equity in losses (income) of unconsolidated entities	506	(507)	84	352	1,800
Adjusted EBITDA	$56,240	$72,750	$58,274	$258,395	$258,313

The Company is unable to provide a reconciliation of the forward-looking non-GAAP financial measure, Adjusted EBITDA, to its most directly comparable GAAP financial measure, net income, as the information necessary for a quantitative reconciliation, including potential acquisition-related transaction costs as well as resulting impacts to depreciation and amortization expense from the timing of ongoing infrastructure projects, among other items is not available to the Company without unreasonable efforts due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy at this time.

The following table presents a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,			Year Ended December 31,
	Dec 31, 2024	Sept 30, 2024	Dec 31, 2023	2024	2023
	(unaudited)			(unaudited)
	(in thousands)			(in thousands)
Gross profit by segment
Water services	$14,831	$28,482	$31,234	$99,662	$126,939
Water infrastructure	23,009	28,957	15,909	88,235	54,484
Chemical technologies	6,344	5,010	7,415	31,569	50,238
As reported gross profit	44,184	62,449	54,558	219,466	231,662

Plus depreciation, amortization and accretion
Water services	19,497	19,496	22,786	81,119	91,347
Water infrastructure	19,005	17,557	10,470	65,092	37,295
Chemical technologies	1,798	1,853	2,781	7,332	10,171
Total depreciation and amortization	40,300	38,906	36,037	153,543	138,813
Gross profit before D&A	$84,484	$101,355	$90,595	$373,009	$370,475

Gross profit before D&A by segment
Water services	34,328	47,978	54,020	180,781	218,287
Water infrastructure	42,014	46,514	26,379	153,327	91,779
Chemical technologies	8,142	6,863	10,196	38,901	60,409
Total gross profit before D&A	$84,484	$101,355	$90,595	$373,009	$370,475

Gross margin before D&A by segment
Water services	16.4%	20.5%	22.3%	20.0%	21.1%
Water infrastructure	54.7%	56.7%	43.3%	52.7%	39.9%
Chemical technologies	12.9%	12.4%	14.1%	15.0%	18.7%
Other	n/a	n/a	n/a	n/a	n/a
Total gross margin before D&A	24.2%	27.3%	24.2%	25.7%	23.4%